AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of January 1, 2010 (the “Effective Date”) by and between Anthony Piscitelli, (“Piscitelli” or the “Executive”) and American Defense Systems, Inc. (“ADSI” or the “Company”).

WHEREAS, ADSI and Piscitelli have previously entered into an employment agreement dated January 1, 2007  ( the “Original Employment Agreement”); and

WHEREAS, ADSI and Piscitelli desire to amend the Original Employment Agreement between the parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, ADSI and Piscitelli hereby agree as follows:

1.           Section 3.1 of the Original Employment Agreement (Base Salary) is hereby amended to provide that Executive’s Base Salary will be reduced for 2010 by 10% from the 2009 Base Salary.  The Company will review Executive’s Base Salary after the completion of the Company’s Second Fiscal Quarter (Q-2) of 2010 to determine if Executive’s Base Salary for 2010 can be increased to restore it in whole or in part to its 2009 level.  Executive’s Base Salary will be restored fully to at least his 2009 Base Salary amount for year 2011 and thereafter.

2.           Section 5.4 (Termination by the Company Without Cause) and as referenced in Section 5.6 (Termination by Executive for Good Reason), of the Original Employment Agreement is hereby amended to reflect that so long as the Base Salary reduction contemplated by Section 1 hereof is in effect any salary continuation as set forth in Section 5.4(b) of the Original Employment Agreement shall be at the unreduced amount (i.e., the 2009 Base Salary prior to the reduction set forth in this Amendment to said Section 3.1).  Additionally, Sections 5.4 (Termination by the Company Without Cause) and 5.6 (Termination by Executive for Good Reason) as set forth in Schedule A to the Original Employment Agreement are hereby amended to provide that in the event of a termination without Cause by the Company or a termination for Good Reason by Executive, the amount of the reduction to Executive’s Base Salary for 2010 will be added to the lump sum payment set forth in subsection (a) of Sections 5.4 and 5.6 of Schedule A.

3.           Except as amended hereby, all of the terms of the Original Employment Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects, and all references after the date hereof to the Original Employment Agreement shall be deemed to refer to the Original Employment Agreement as amended hereby.

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IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.

American Defense Systems, Inc.

By:	/s/ Gary Sidorsky
Name:	Gary Sidorsky
Title:	CFO

Anthony Piscitelli

/s/ Anthony Piscitelli